Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-254792, 333-262953, 333-271836, 333-279243 and 333-283051) on Form S-8 and (Nos. 333-264083, 333-276595 and 333-279299) on Form S-3 of our report dated March 3, 2025, with respect to the financial statements of Edgewise Therapeutics, Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Denver, Colorado

March 3, 2025